EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications 404-715-2554

Delta Extends Exchange Offer

ATLANTA, Nov. 19, 2004 – Delta Air Lines, Inc. (NYSE: DAL) announced today that it was extending its outstanding offer to exchange up to $680 million aggregate principal amount of three series of newly issued senior secured notes to the holders of $2.6 billion aggregate principal amount of outstanding unsecured debt securities and enhanced pass through certificates.

The exchange offer was originally scheduled to terminate at 5:00 p.m. on Nov. 18, 2004.  The expiration date has been extended until 5:00 p.m. on Nov. 23, 2004. All other terms remain unchanged.

To date, $256,823,000 aggregate principal amount of Short-Term Securities, $86,471,000 aggregate principal amount of Intermediate-Term Securities and $263,451,000 aggregate principal amount of Long-Term Securities have been tendered.

The offering is being made only to "qualified institutional buyers," as such term is defined in Rule 144A under the Securities Act of 1933, as amended.

The new notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the new notes.

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1104/364-BJW
DLExtendsOffer